Exhibit 5.1

Plaza VII, Suite 3300

45 South Seventh Street

Minneapolis, MN  55402-1609

www.Oppenheimer.com

Main:      (612) 607-7000

Fax:         (612) 607-7100

April 26, 2007

The Toro Company

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

Re: The Toro Company — Registration Statement on Form S-3 (Registration No. 333-142282)

Ladies and Gentlemen:

We have acted as counsel to The Toro Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-142282) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the issuance and sale from time to time by the Company, pursuant to Rule 415 under the Act, of an indeterminate amount of the Company’s debt securities (the “Debt Securities”).

Pursuant to the Registration Statement, the Company is offering $125,000,000 aggregate principal amount of its 6.625% Notes due 2037 (the “Notes”), issuable pursuant to an Indenture dated April 20, 2007 entered into between the Company and The Bank of New York Trust Company, N.A., as Trustee, as supplemented by a first supplemental indenture dated April 26, 2007 (as so supplemented, the “Indenture”).  On April 23, 2007, the Company entered into an Underwriting Agreement, with the several underwriters named in Schedule A thereto (the “Underwriters”), for whom Banc of America Securities LLC is acting as representative, relating to the sale by the Company to the Underwriters of the Notes.

In acting as counsel for the Company and arriving at the opinion expressed below, we have examined the Registration Statement, the prospectus, dated April 23, 2007, included in the Registration Statement, the preliminary prospectus supplement, dated April 23, 2007, relating to the offering of the Notes, the prospectus supplement, dated April 23, 2007, relating to the offering of the Notes, the term sheet containing the final terms of the Notes, dated April 23, 2007, the Indenture and the charter and bylaws of the Company as in effect on the date hereof.  We also have examined such certificates of public officials, corporate documents and records and other certificates, opinions and instruments, and have made such other investigation, as we have deemed necessary in connection with this opinion.

In our examination of such documents, we have assumed, in addition to the other assumptions set forth herein, that all signatures on all documents submitted to us are genuine, all documents submitted to us as originals are accurate and complete, all documents submitted to us as copies are true, correct and complete copies of originals thereof, and the legal capacity of all natural persons.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties have all necessary corporate or other power, authority and legal right to execute and deliver such documents and perform their respective obligations thereunder and have also assumed the due authorization by all requisite action of the execution and delivery of such documents by such parties.

As to questions of fact relevant to this opinion, without any independent investigation or verification we have relied upon, and assumed the accuracy of, the representations and warranties of each party made in the Indenture and the other documents and certificates delivered in connection therewith, certificates of officers of the Company and certificates and records of public officials.

Based on the foregoing and subject to the assumptions, qualifications and limitations contained herein, we are of the opinion that, when the terms of the Notes and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Notes have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Notes will be legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)  limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)  rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c)  general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, and limitation of rights of acceleration regardless of whether such enforceability is considered in a proceeding in equity or at law.

This opinion is limited to the Delaware General Corporation Law, the federal laws of the United States of America and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws.  We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Notes.  We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.  For purposes of our opinions herein, we have assumed, without independent investigation, that the internal laws of the State of New York are identical in all relevant respects to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as an exhibit to a Form 8-K, to be incorporated by reference in the Registration Statement.  We also hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP